AMERICAN SHARED HOSPITAL SERVICES
REPORTS THIRD QUARTER RESULTS

San Francisco, CA -- November 14, 2011 -- AMERICAN SHARED HOSPITAL SERVICES  (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the third quarter and first nine months of 2011.

Third Quarter Results
For the three months ended September 30, 2011, revenue increased to $9,148,000, consisting of medical services revenue of $4,164,000 and revenue from equipment sales of $4,984,000.  This compares to medical services revenue of $4,280,000 for the third quarter of 2010.  Net income for the third quarter of 2011 rose to $220,000, or $0.05 per share.  This compares to net income of $6,000, or $0.00 per share, for the third quarter of 2010.

In March 2011 AMS announced a contract to upgrade a Gamma Knife® to PerfexionTM specifications at Lehigh Valley Hospital in Allentown, Pennsylvania. As part of this upgrade, AMS agreed to the early termination of the existing 10-year lease on the Gamma Knife system it supplied to Lehigh in 2004, and Lehigh agreed to purchase the Perfexion system.  Pre-tax income from this transaction of $844,000 was recognized in the third quarter of 2011.

The number of procedures performed on Gamma Knife Perfexion systems supplied by AMS decreased 6.0% for the third quarter of 2011, and increased 7.8% for the first nine months of 2011, compared to the third quarter and first nine months of 2010, respectively.  The total number of procedures performed in AMS' Gamma Knife business were the same for this year's third quarter as last year, and increased 2.6% for the first nine months compared to the first nine months of 2010.

Gross margin from medical services for this year's third quarter decreased to 38.8% compared to 43.1% for the third quarter of 2010, reflecting lower procedure volume.  Selling and administrative expenses for the third quarter of 2011 decreased 4.9% to $1,038,000 compared to $1,091,000 for the third quarter of 2010.  Reflecting the addition of new Perfexion systems to AMS' Gamma Knife portfolio, interest expense increased to $608,000 for this year's third quarter compared to $558,000 for the third quarter last year.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $2,691,000 for the third quarter and $6,772,000 for the first nine months of 2011, compared to $2,067,000 for the third quarter and $6,052,000 for the first nine months of 2010.

Balance Sheet Highlights
At September 30, 2011, AMS reported cash, cash equivalents and certificates of deposit of $9,666,000 compared to $10,438,000 at December 31, 2010.  Shareholders' equity at September 30, 2011 was $24,362,000, or $5.28 per outstanding share.  This compares to shareholders' equity at December 31, 2010 of $23,044,000, or $5.01 per outstanding share.

Nine Month Results
For the nine months ended September 30, 2011, revenue increased to $17,721,000, consisting of medical services revenue of $12,737,000 and revenue from equipment sales of $4,984,000.  This compares to medical services revenue of $12,523,000 for the first nine months of 2010.  Net income for the first nine months of 2011 increased to $262,000, or $0.06 per diluted share, compared to net income for the first nine months of 2010 of $17,000, or 0.00 per diluted share.

CEO Comments
Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "Total procedure volume in the third quarter was affected by the sale of the Lehigh unit, as well as the shut-down of our Jacksonville Gamma Knife unit at the end of July in preparation for the installation of a new Perfexion system scheduled to begin treating patients later this year.  Nevertheless, we are confident that our strategy to upgrade many of our existing Gamma Knife sites to Gamma Knife Perfexion specifications will deliver the growth we anticipate.  The higher throughput of the Perfexion units compared to the Gamma Knife units they replace is allowing us to realize significant incremental revenue within just a few months of installation. We continue to move our Perfexion upgrade program forward with additional contracts in the pipeline."

Dr. Bates continued, "Last month we announced that the Elekta AxesseTM Radiosurgery system AMS supplied to Baskent University, Adana, Turkey under a contract announced in March 2011, treated its first patient.  The Kisla Campus of Baskent University houses the largest and most modern oncology center in the Adana region.

AMS has now provided Kisla with a Gamma Knife and a linear accelerator device used for radiation therapy, both of which are treating patients.  In addition, the Gamma Knife unit AMS is providing to Hospital Central FAP in Lima, Peru is expected to begin treating patients next year, and the linear accelerator site in São Paulo, Brazil is scheduled to go on-line in 2012."

"In a significant development in our proton business, the Centers for Medicare & Medicaid Services (CMS) recently announced a 15% increase in its payment rate for proton therapy beginning in 2012, strengthening the economic case for the development of proton centers.  We also were pleased to learn recently that Mevion Medical Systems, formerly Still River Systems, has delivered the world's first superconducting synchrocyclotron to Barnes Jewish Hospital in St. Louis, and now expects to complete the installation of the compact MEVION S250 proton therapy system early next year.  Mevion will use data developed at this site in support of the 510K application for marketing clearance it plans to file with the FDA.  AMS is developing three proton therapy centers that are expected to use the MEVION S250 once it receives FDA clearance."

Dr. Bates added that the company continues to negotiate financing for the proton therapy centers AMS currently is developing in Dayton, Ohio, Boston, Massachusetts, Orlando, Florida, and Long Beach, California.  "Proton therapy is widely regarded as the optimal radiation treatment for an increasing variety of cancers.  With our many years of experience in radiation therapy equipment selection and innovative financing, American Shared is ideally positioned to take advantage of this growth opportunity," he said.

Earnings Conference Call
American Shared has scheduled a conference call at 12:00 p.m. PST (3:00 p.m. EST) today.  To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time.  A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors).  A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 31158387.

About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services.  AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain).  The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept.  Through its preferred stock investment in Mevion Medical Systems, Inc., formerly Still River Systems, AMS also plans to complement these services with the MEVION S250 proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Mevion Medical Systems, Inc., without a proven product.  Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended  December 31, 2010, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, Form 10-Q and 10-Q/A for the quarter ended June 30, 2011, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 9, 2011.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 477-3118
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	November 14, 2011
Third Quarter 2011 Financial Results	Page 3

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended		Nine months ended
	September 30,		September 30,

	2011	2010	2011	2010
Medical services revenue	$4,164,000	$4,280,000	$12,737,000	$12,523,000
Equipment sales	4,984,000	--	4,984,000	--
	9,148,000	4,280,000	17,721,000	12,523,000

Costs of equipment sales	4,140,000	--	4,140,000	--
Costs of revenue	2,549,000	2,435,000	7,362,000	7,229,000
Gross margin	2,459,000	1,845,000	6,219,000	5,294,000

Selling & administrative expense	1,038,000	1,091,000	3,201,000	3,235,000
Interest expense	608,000	558,000	1,754,000	1,542,000
Operating income	813,000	196,000	1,264,000	517,000
Other income	4,000	27,000	88,000	89,000
Income before income taxes	817,000	223,000	1,352,000	606,000
Income tax expense	283,000	19,000	328,000	51,000
Net income	534,000	204,000	1,024,000	555,000

Less: Net income attributable
to non-controlling interest	(314,000)	(198,000)	(762,000)	(538,000)
Net income attributable to
American Shared Hospital Services	$220,000	$6,000	$262,000	$17,000

Earnings per common share:
Basic	$0.05	$0.00	$0.06	$0.00
Assuming dilution	$0.05	$0.00	$0.06	$0.00

	Balance Sheet Data
	Sep. 30,	Dec. 31,
	2011	2010
Cash and cash equivalents	$666,000	$1,438,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$14,828,000	$15,075,000
Investment in preferred stock	$2,617,000	$2,617,000
Total assets	$66,840,000	$65,340,000

Current liabilities	$8,986,000	$7,444,000
Shareholders' equity	$24,362,000	$23,044,000